Exhibit 5
Schedule of Transactions
Shamrock Activist Value Fund, L.P.

	Number of	Price Per Common
Date	Common Shares	Share in $US*
8/09/05	66,000	$5.3000
8/12/05	29,700	$5.1545

Total Common Shares	95,700
Shamrock Activist Value Fund II, L.P.

	Number of	Price Per Common
Date	Common Shares	Share in $US*
10/31/05	75,000	$5.5714
11/01/05	150,000	$5.5446
11/02/05	100,000	$5.5862
11/03/05	78,900	$5.8317
11/04/05	135,000	$5.8098
11/08/05	240,700	$5.9040

Total Common Shares	779,600
* Excludes Brokerage Commissions